Exhibit 99.P3

TRANSPARENT VALUE ADVISORS, LLC

Code of Ethics

October 2009

INTRODUCTION

          This Code of Ethics (“Code”) has been adopted by Transparent Value Advisors, LLC (“Adviser” or “TVA”), a registered investment adviser, subsidiary of Guggenheim Partners, LLC (“Parent”) and an affiliate to Guggenheim Investment Management, LLC (“GIM”). This Code sets forth procedures and limitations which govern the business conduct and personal securities trading of persons associated with the Adviser. Every employee is required to read, understand, and comply with this document to protect and preserve the reputation of the Adviser and its affiliates.

          Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) requires that an investment adviser adopt a written code of ethics containing provisions reasonably necessary to prevent persons covered by the Code from engaging in acts in violation of the above rules and sections and to use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

          This Code has been adopted by the Adviser to effectuate the purposes and objectives of the Advisers Act, the Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”), and in accordance with industry best practices. The Code has also been designed to prevent violations of Federal Securities law with respect to TVA acting as adviser or sub-advisor. Federal Securities Law means the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended (the “1940 Act”), the Advisers Act, Title V of the Gramm-Leach-Bliley Act (Pub. L. No. 106-102, 113 Stat. 1338 (1999), any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311-5314; 5316-5332) as it applies to funds, and any rules adopted thereunder by the Commission or the Department of the Treasury.

          This Code is based upon the principle that the Adviser’s employees owe a fiduciary duty to its clients to conduct their affairs, including their personal securities transactions, in such manner to avoid: (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with the Adviser; and (iii) any actual or potential conflicts of interest or any abuse of their position of responsibility. In addition, the Adviser’s employees are required to comply with applicable provisions of the Securities Act, the Exchange Act, and the Advisers Act and rules thereunder. Due to the litany of definitions and interpretations contained in these laws, it is imperative that Adviser’s employees also be familiar with the TVA Compliance Manual (the “Manual”), which contains policies and procedures designed to address pertinent industry regulations. In addition, employees are asked to consult with the Chief Compliance Officer (“CCO”)1 of the Adviser or legal counsel before engaging in any activity or planned activity where there exists, or may exist, uncertainty concerning the legality of such activity.

          This Code will be reviewed at least annually to evaluate its adequacy and the effectiveness of its implementation in light of the issues arising during the previous year, development of the Adviser’s business activities, and changes in applicable regulatory requirements. No employee of the Adviser, or any person acting under such employee’s direction, may directly or indirectly take any action to coerce, manipulate, mislead, or fraudulently influence the CCO in the performance of his or her duties under this Code.

1 Note: Any reference herein to the CCO shall mean the CCO or any other person designated by the CCO, to undertake such role or responsibility. The CCO, as defined under SEC Rule 206(4)-7, is responsible for administering the Code.

1.	FIDUCIARY OBLIGATION TO CLIENTS

          The Adviser and its employees owe a fiduciary obligation to all clients of the Adviser. You must always place the interests of clients of the Adviser before your own interests or the interests of the Adviser. You may not cause a client account to take any action, or not to take any action, for your personal benefit, and not for the sole benefit of the client. You must report any actual or potential conflict of interest involving you or a member of your family or household to the CCO so that the CCO can determine whether or not a transaction may proceed, and whether the conflict must be disclosed to the client.

2.	INSIDER TRADING

A. Introduction

The Adviser absolutely forbids insider trading.

          You may face severe penalties if you trade securities while in possession of material, non-public information, or if you improperly communicate non-public information to others. The consequences to you of illegal insider trading may include:

•	The Adviser may terminate your employment.

•	You may be subject to criminal sanctions which may include a fine of up to $1,000,000 and/or up to ten years imprisonment.

•	The SEC can recover your profits gained or losses avoided through illegal trading, and a penalty of up to three times the profit from the illegal trades.

•	The SEC may issue an order permanently barring you from the securities industry.

•	You may be sued by investors seeking to recover damages for insider trading violations.

          Insider trading laws provide for penalties for “controlling persons” of individuals who commit insider trading. Accordingly, under certain circumstances, a supervisor of an employee who is found liable for insider trading may also be subject to penalties.

          The Adviser could be subject to the following penalties in the event an employee is found liable for insider trading:

•	Civil penalties of up to the greater of $1 million or three times the amount of profits gained or losses avoided by an employee;

•	Criminal fines of up to $2.5 million per violation; and

•	Restrictions on the Adviser’s ability to conduct certain of its business activities.

          B. Policy on Insider Trading

          Section 204A of the Advisers Act requires the Adviser to establish, maintain, and enforce written procedures reasonably designed to prevent the wrongful use of “inside” information.

          The Adviser shall prohibit any employee from trading, either personally or on behalf of others, or recommending Covered Securities (as defined below), while in possession of material, non-public information in violation of applicable laws and regulations. This unlawful conduct is frequently referred to as “insider trading.” The Adviser’s policy extends to external activities and outside duties related to employees’ association with such Adviser. Every employee must read and retain this policy statement.

          Adherence to this Insider Trading Policy and Procedures is a basic condition of employment or association with the Adviser. Failure to comply with these policies and procedures is ground for disciplinary action, including discharge, of such employee. If you have any question as to whether or not you can disclose non-public information to any other person, you should contact the CCO.

                    1. What is Material Information?

                    Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. For example, information that the Adviser is considering whether to buy or sell a publicly traded security of another company or is going to make a trade or has just made a trade of that security should be treated as material information.

                    Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, and extraordinary business or management developments.

                    Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from The Wall Street Journal’s “Heard on the Street” column.

                    No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. If you are uncertain whether or not certain information is material, you should contact the CCO.

                    2. What is Nonpublic Information?

                    Non-public information is information that is not generally available to the investing public. Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape,” The Wall Street Journal or some other publication of general circulation.

                    If the information is not available in the general media or in a public filing, it should be treated as non-public. If you are uncertain whether or not information is non-public, you should contact the CCO.

                    3. Identifying Inside Information

                    “Inside” Information. “Inside” information is material, nonpublic information. The courts and regulatory authorities have broadly construed what constitutes “inside” information. Generally speaking, information is “material” if it has “market significance” in the sense that it is likely to influence reasonable investors, including reasonable speculative investors, in determining whether to trade the securities to which the information relates. For example, information is likely to be “material” if it relates to significant changes affecting such matters as dividends; earnings estimates; write downs of assets or additions to reserves for bad debts or contingent liabilities; the expansion or curtailment of operations; proposals or agreements involving a merger, acquisition, divestiture or leveraged buy-out; new products or discoveries; major litigation; liquidity problems; extraordinary management developments; public offerings; changes of debt ratings; issuer tender offers; and recapitalizations. Given the potentially severe consequences to TVA and its personnel of a wrong decision, any person who is uncertain as to whether any information he or she possesses is “inside” information must contact the CCO or the Chief Executive of the Adviser for advice rather than relying on his or her own judgment or interpretation or assume the information is “inside” and act accordingly.

                    Before executing any trade for yourself or others, you must determine whether you have access to material, non-public information. If you think that you might have access to material, non-public information, you should take the following steps:

•	Report the information and proposed trade immediately to the CCO;

•	Do not purchase or sell the securities on behalf of yourself or others;

•	Do not communicate the information inside or outside the Adviser, other than to the CCO; and

•	After the CCO has reviewed the issue, the Adviser will determine whether the information is material and non-public and, if so, what action the Adviser should take.

                    4. Contacts with Public Companies

                    Contacts with public companies represent an important part of our research efforts. The Adviser may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly-available information.

                    You must be especially alert to sensitive information. However, you may consider information received directly from a company representative to be public information unless you know or have reason to believe that such information is not generally available to the investing public. Information you receive from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD.

                    Difficult legal issues arise, however, when, in the course of contacts with public companies, you become aware of material, non-public information. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Adviser must make a judgment as to its further conduct. To protect yourself, your clients and the Adviser, you should contact the CCO immediately if you believe that you may have received material, non-public information.

                    5. Tender Offers

                    Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either. You should exercise particular caution any time you become aware of non-public information relating to a tender offer and contact the CCO immediately.

          C. Maintenance of Restricted List

          The Restricted List is a list of issuers in which the Adviser’s employees are restricted from trading. Covered Securities will be added to the list when the Adviser, or any of its employees, comes into possession of actual non-public information that is material, about a company, such as business plans, earnings projections, or merger and acquisition plans that has not been publicly disclosed. If there is no longer an appropriate reason for maintaining a company name on the Restricted List, the company shall be removed. At this time, the Adviser does not maintain a Restricted List.

          D. Review of Trading

          The CCO will review, at least quarterly, the trading activity of Access Person accounts to monitor: (i) potential misuse of material, non-public information; and (ii) for conflicts of interest or inconsistencies with applicable policies and procedures. Such review shall be documented and maintained by the CCO.

          The CCO’s personal trading activity shall be reviewed by the Chief Executive (or their designee) of TVA.

          E. Investigations

          The CCO will investigate, and document such investigation, questionable, anomalous, or suspicious trades, whether discovered through scheduled reviews, exception reports or any other way. The scope and extent of any particular inquiry will be determined by the nature of the trade in question. The relevant Employee may be contacted by the CCO for an explanation as to the trades in question and an investigation record kept. The record will contain, at a minimum, the following:

(a)	The name of the security;

(b)	The date the investigation commenced;

(c)	An identification of the accounts involved; and

(d)	A summary of the disposition of the investigation.

          F. Prohibition Against Spreading Market Rumors or False Information

          In general, market participants are prohibited from deliberately or recklessly using any manipulative device, including rumors or false information, with an intention to affect the markets. Thus, Employees are prohibited from promoting, perpetuating, spreading or otherwise engaging in any activity that would result in the dissemination of any rumor with respect to a stock, security, fund, issuers or other investment that she/he knows to be false or misleading, in a manner which might reasonably be expected to affect market conditions.

          Examples of prohibited behavior include, but are not limited to, the following:

•	“Trash and cash” - taking a short position in a security and then disseminate misleading or false negative information about the investment, with the intention to drive down the security’s price; or

•	Knowingly or recklessly spreading false or misleading information about an investment through a media outlet (such as in an Internet chat room or on a blog).

          Violations of this policy may result in disciplinary action, including termination of employment, and/or civil or criminal penalties. Questions or possible violations should be immediately reported to the CCO.

          G. Information Barriers

1.	Applicability of Information Barriers

          Transparent Value Advisors, LLC (“TVA”) is a sub-advisor to GIM and employs persons who fall within the TVA and GIM advisory groups and who are, therefore, subject to GIM’s Code. TVA Employees, however, will be exempt from GIM’s Restricted List by the establishment of Information Barriers. Within the GIM, employees will all be deemed to be GIM Employees unless they are designated as a TVA Employee, as described in more detail below. Each employee is responsible for knowing his or her designation and complying accordingly with the Information Barriers Policy and these procedures.

2.	Maintenance of Information Barriers

(a) Physical Separation: TVA Employees shall be placed on different floor(s) from GIM Employees.

(b) Systems Separation: The Parent’s IT department will establish a firewall between TVA Employees and GIM Employees such that TVA Employees will be restricted from access to GIM’s “R” drive.

(c) Communications Separation: TVA Employees shall maintain separate telephone, facsimile lines, copying areas, meeting rooms and other facilities as necessary, such that no employees in either group may be able to answer a call for an employee on the other side of the Information Barrier.

3.	Information Barrier Crossing Procedures

          In the event that a TVA Employee needs to cross the Information Barriers, the TVA Employee shall notify TVA’s CCO and Chief Executive, as necessary. TVA’s CCO and Chief Executive shall confer with GIM’s CCO and senior management, as necessary, for approval. During the time that a TVA Employee is deemed to have crossed the Information Barriers, such TVA Employee shall be subject to GIM’s Restricted List until further notice by GIM’s CCO. The Adviser’s CCO shall document each Information Barrier crossing.

	4.	Training

          GIM and TVA Employees shall be trained at least annually on the existence of the Information Barriers, the reason for establishing the Information Barriers and the procedures supporting the Information Barriers.

	5.	Prohibition on Sharing

(a) TVA Employees who are privy to GIM’s confidential or material, non-public information may not share such information, except in the situations approved by the Adviser’s CCO or senior management, as applicable.

3.	PERSONS COVERED BY THE CODE

          The following categories or sub-categories of persons covered under the Code have been designed to meet all necessary requirements under the Advisers Act and the ITSFEA:

A. “Supervised Person” includes any:

i.	Director, officer, manager, principal and partner of the Adviser (or other persons occupying a similar status or performing similar functions);

ii.	Employee of the Adviser; and

iii.	Other person who provides advice on behalf of the Adviser or is subject to the Adviser’s supervision and control.

B. “Access Person” means any Supervised Person who:

i.

Has access to nonpublic information regarding any client’s strategy, or nonpublic information regarding the portfolio holdings of any client account the Adviser or its affiliates manage or any registered fund which is advised or sub-advised by the Adviser (or certain affiliates, where applicable);

ii.	Is involved in making securities or strategy recommendations to clients, or has access to such recommendations that are nonpublic;

iii.	In connection with his/her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities or strategy on behalf of a client;

iv.	Obtains information concerning recommendations made regarding the purchase or sale of securities or strategy on behalf of a client;

v.	Otherwise exercises Investment Control (as defined below) over client accounts;

vi.	Is a manager, director, officer or partner of the Adviser; or

vii.	Is deemed an Access Person by the CCO.

          C. “Non-Access Person” means any Supervised Person who does not meet the definition of Access Person.

4.	ACCOUNTS COVERED BY THE CODE; DEFINITIONS

          The following accounts or situations are covered under the Code:

          A. Beneficial Ownership

          A person has Beneficial Ownership if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary (financial) interest in the security. All accounts over which an Access Person has a Beneficial Ownership interest, including but not limited to: individual, joint, partnership, custodial, trust, IRA, UGMA and KEOGH accounts. The determination of Beneficial Ownership is the responsibility of each Access Person; it is a fact-based decision.

          B. Immediate Family

          All accounts of immediate family members of an Access Person, including any relative by blood or marriage who either (i) lives in the employee’s household or (ii) is a financial dependent of the employee, are subject to this Code (adult children with a separate household and ex-spouses are not covered under the Code). Immediate Family members may include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships, so long as such person also satisfies either (i) or (ii) described above.

          C. Investment Control

          All accounts over which an Access Person exercises Investment Control are covered under the Code. Investment Control shall mean the direct or indirect power to exercise controlling influence over investment decisions. This includes any arrangement where the Access Person serves as an agent, executor, trustee or in another similar capacity.

Note: Accounts over which the Access Person retains no Investment Control and that are managed by an independent third-party are exempt from the prohibited transaction rules of the Code, if:

i.	A copy of the discretionary account management agreement is provided to the CCO promptly upon establishment of the account;

ii.	The CCO finds no exceptions after a review of the discretionary account management agreement, and

iii.

The CCO is provided with an attestation from the Access Person’s discretionary money manager that such Access Person has no ability to exercise investment control or to place unsolicited trades with such manager unless, in the view of the CCO, the discretionary account management agreement (described in (C).i. above) contains language to such effect.

          D. Front-Running

          Front-running or engaging in conduct that may be construed as front-running is strictly prohibited under this Code. Such conduct generally involves an Access Person purchasing or selling a Covered Security for his/her own account(s) on the basis of trading plans or actual trading positions of the Adviser’s client account(s) over which the Access Person has Investment Control when the Access Person knows that such order is likely to materially change a price received by a client or move a market to the benefit of the Access Person and detriment of the client. Proprietary, Access Person, and discretionary accounts will be monitored for front-running.

5.	SECURITIES COVERED BY THE CODE

Securities covered under this Code (i.e., Covered Securities) include any:

i.	Stock;

ii.	Note;

iii.	Treasury stock;

iv.	Security future;

v.	Bond;

vi.	Debenture;

vii.	Evidence of indebtedness;

viii.	Future;

ix.	Investment contract;

x.	Voting trust certificate;

xi.	Certificate of deposit for a security;

xii.	Option on any security or on any group or index of securities (e.g., put, call or straddle);

xiii.	Exchange traded fund (ETF);

xiv.	Limited partnership;

xv.	Certificate of interest or participation in any profit-sharing agreement;

xvi.	Collateral-RIC certificate;

xvii.	Fractional undivided interest in oil, gas or other mineral right;

xviii.	Pre-organizational certificate or subscription;

xix.	Transferable shares;

xx.	Foreign unit trust (i.e., UCIT) and foreign mutual fund;

xxi.	Private investment fund, hedge fund, and investment club; and

xxii.	Any other instrument that is considered a “security” under the various securities laws.

Securities not covered under the Code include any:

i.	Direct obligation of the U.S. government (e.g., Treasury bills, notes and bonds and US savings bonds);

ii.	Bankers’ acceptance;

iii.	Bank certificate of deposit;

iv.	Commercial paper;

v.	Repurchase agreements;

vi.	Money market funds;

vii.	Open-end mutual funds, other than registered funds which are advised or sub-advised by the Adviser (or certain affiliates, where applicable);

viii.

Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the Adviser (or certain affiliates, where applicable); and

xxiii.	Bank debt.

6.	PROHIBITED SECURITY TRANSACTIONS UNDER THE CODE

No Supervised Person shall:

i.	Engage in any act, practice or course of conduct, which would violate the provisions of this Code;

ii.	Buy or sell based upon, or while in possession of, material non-public information regarding the issuer or a Covered Security in violation of applicable laws and regulations; or

iii.	Sell (without prior approval from an Authorized Approver2) or buy any security on the TVA Restricted List, as applicable.

No Access Person shall:

i.	Engage in or give the appearance of Front-Running (as defined in Section IV(D)).

ii.	Acquire any Covered Security in an initial public offering (IPO), except with prior consent of the CCO within the limited scope permitted for “Restricted Persons” under FINRA Conduct Rule 2790;

iii.

Purchase or sell any Covered Security, while possessing material nonpublic information regarding any issuer of the Covered Security in violation of applicable laws and regulations, until the information becomes public or is no longer material.

iv.	Engage in a Limited or Private Offering, without prior written approval of an Authorized Approver (see Section VII below).

7.	PRE-CLEARANCE

	A.	Initial, Limited or Private Offerings; Index-based Funds Under TVA Advisory or Sub-advisory Management

          All Access and Supervised Persons must pre-clear with an Authorized Approver any proposed transaction in an Initial Public, Limited or Private Offering (as defined below) and any investment in any index based fund, or registered investment company, under TVA advisory or sub-advisory management (“Pre-Approval Required Securities”). In addition, any person purchasing or holding Covered Securities acquired in any Pre-Approval Required Securities shall disclose to an Authorized Approver such investment when he/she plays a part in any subsequent consideration of an investment in the issuer for any client. In such circumstances, the decision to

[2]	For purposes of the Code, “Authorized Approver” shall mean the CCO or the Chief Executive of TVA.

purchase Covered Securities of the issuer for a client account shall not be made by anyone with a personal interest in the issuer.

          Initial Public Offering shall be defined as any offering of securities registered under the Securities Act, the issuer or which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

          Limited or Private Offerings shall be defined as offerings that are exempt from registration under the Securities Act, as amended, either pursuant to Sections 4(2), or 4(6), or Rules 504, 505, or 506. For the purposes of this Code, purchases of real estate shall not be subject to the prior written approval of an Authorized Approver.

          When considering requests for participation in Initial Public or Limited Offerings, an Authorized Approver will take into account the specific facts and circumstances of the request prior to reaching a decision. These factors include, among other things, whether the opportunity is being offered to an individual by virtue of his or her position with Adviser, or his or her relationship to a client account. An Authorized Approver will also consider whether a client account is authorized to invest in securities of the issuer or whether the employee is eligible to participate in an Initial Public Offering. At its discretion, an Authorized Approver may request any and all information and/or documentation necessary to satisfy it that no actual or potential conflict, or appearance of a conflict, exists between the proposed Initial Public, Private or Limited Offering and the interest of any client account.

          Requests to participate in Pre-Approval Required Securities should be submitted using the Pre-Clearance Trade Request Form on Financial Tracking, LLC (“FTT”) prior to the completion of such transaction.

C.	Review

          The CCO will review and consider any proper request for relief or exemption from any restriction, limitation or procedure contained in this Code which you believe will cause you a hardship. The decision of the CCO is completely within his or her discretion.

D.	Good-Till-Cancelled (“GTC”) Orders

          Access Persons are required to check any GTC orders as often as necessary to review that the outstanding order does not present any conflict of interest.

8.	HIGH RISK TRADING ACTIVITIES

          Certain high-risk trading activities, if used in the management of your personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because it may not be possible to close out open transactions. Examples of such activities include short sales of common stock and trading in derivative instruments, such as option contracts to purchase or sell securities at predetermined prices. You should understand that short sales and trading in derivative instruments involve special risks -- derivative instruments, for example, ordinarily have greater price volatility than the underlying security -- and that the obligations owed by you to the Adviser may heighten those risks. For example, if the Adviser becomes aware of material, non-public information about the issuer of the underlying securities, you may find yourself “frozen” in a position in securities of the issuer or a derivative security. The Adviser will not bear any losses resulting in your personal account from the implementation of this Code.

9.	REPORTING REQUIREMENTS

          TVA has implemented an automated system, FTT, to manage employee reporting obligations.

5. Certification of Compliance with the Code:

1. Initial

                    Upon hire, each Supervised Person and Access Person shall be provided a copy of this Code by the CCO. The Supervised or Access Person will be required to certify that he/she:

i.	Read and understands the Code and recognizes that he/she is subject thereto;

ii.	Shall comply with the applicable requirements of the Code;

iii.	Shall report all personal securities transactions required to be reported pursuant to the requirements of the Code; and

iv.	Provide the CCO with a disclosure of any outside business activities or interests[3] in which the employee may have an interest.

                    The certification of the Code and disclosures of any outside business affiliations shall be made on FTT no later than ten (10) days after becoming a Supervised or Access Person.

2. Annual

                    Annually, each Supervised and Access Person shall be provided a copy of, or access to, this Code. The Supervised or Access Person will be required to certify that he/she:

i.	Has read and understands the Code and recognizes that he/she is subject thereto;

[3] Outside business interests or activities generally include: ownership or other financial interest in a private company; investment in a limited or general partnership, other than those offered by TVA, GIM or its affiliates; participation in an outside business; employed or compensated by a person outside of the Firm; serve as an officer or partner of another Firm; serve as a director, officer or equivalent of an entity other than the Firm or an affiliate; act as executor or trustee; engage in any investment related speaking, writing or teaching.

ii.	Has complied with the applicable requirements of the Code;

iii.	Has reported all personal securities holdings required to be reported pursuant to the requirements of the Code; and

iv.	Has disclosed any outside business activities or interests engaged or participating in at the time of certification.

          The certification shall be made on FTT no later than thirty (30) days after calendar year end.

3. Initial and Annual Disclosure of Holdings and Brokerage Accounts

                    Upon employment, each Access Person shall be required to submit to the CCO a report listing all Covered Securities holdings and securities trading accounts in which the Access Person has a direct or indirect Beneficial Ownership as defined by the Code.

                    The certification report shall be completed on FTT no later than ten (10) days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. Where necessary, a letter (Exhibit B) will be sent to the Access Person’s broker(s) requesting that the broker(s) provide FTT directly with duplicate trade confirmations and monthly or quarterly, as applicable, account statements for the Access Persons. Where available, the CCO shall request the third party provider to set up an electronic feed to FTT directly with such brokerage accounts’ information on a monthly or quarterly, as applicable, basis. The CCO shall provide the Access Person with login information and instructions for using FTT.

                    Annually, within thirty (30) days after calendar year end, Access Persons must attest through FTT that the holdings and accounts listed on FTT are all Covered Securities holdings and securities trading accounts in which the Access Person has a direct or indirect Beneficial Ownership.

4. Quarterly Personal Transactions

                    Access Persons are required to disclose all Covered Securities transactions in which the Access Person (or his Immediate Family members) has traded (or in which trading has occurred in Covered Securities for which they have a beneficial ownership interest) during the reporting quarter. Quarterly Trading Disclosures shall be completed on FTT no later than thirty (30) days after the end of the calendar quarter. Access Persons must also certify during any period in which no securities transactions were effected.

5. Conflicts of Interest

                    Every Access Person shall notify the CCO of any personal conflict of interest relationship that may involve any client such as the existence of any economic relationship between his/her transactions and Covered Securities held or to be acquired by any client other than transactions that such Access Person has disclosed in his/her Annual Disclosure of Holdings and Brokerage and Quarterly Transaction Reports. Each Supervised Person shall promptly report to the CCO any apparent violation of this Code and its associated policies and procedures.

10.	REPORTING OF VIOLATIONS

          Should the Adviser act as advisor to a registered fund, the CCO shall promptly report any material violation of this Code (not only those violations which involve deceptive, fraudulent, or manipulative act) involving the registered fund to the registered fund’s trustees.

          The CCO, in concert with the Chief Executive of the Adviser, shall consider reports made hereunder and shall determine whether or not this Code has been violated and whether the appropriate sanctions, if any, should be imposed.

          No employee, who in good faith, reports a violation of this Code, whether to the CCO, the Parent’s Legal and Compliance Department or management of the Adviser, shall suffer harassment, retaliation or adverse employment consequences. An employee who retaliates against someone who has reported a violation in good faith is subject to discipline by the Adviser. Alternatively, the Adviser will treat any malicious or knowingly false report of a violation to be a serious offence and may discipline the employee making such report.

          Employees are encouraged to share questions, concerns, suggestions or complaints with the Chief Executive or CCO of the Adviser or other members of the Parent’s Legal and Compliance Department. Reports of violations or suspected violations will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

11.	CONFLICTS OF INTEREST; GIFTS

	A.	Conflicts of Interest and Prohibited Activities

          It is a violation of your duty of loyalty to the Adviser, without the prior written consent of the CCO, to:

•	rebate, directly or indirectly, to any person, firm or corporation any part of the compensation you receive from the Adviser as an employee;

•

accept, directly or indirectly, from any person, firm, corporation or association, other than the Adviser, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Adviser or a client account;

•

own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly owned.

B.	Gifts

          Giving or receiving gifts in a business setting may give rise to an appearance of impropriety or may raise a potential conflict of interest. The Adviser has adopted the policies set forth below to guide employees in this area.

          Generally, gifts and entertainment may not be solicited or accepted as inducements for undue influence on providing current or future financial services or transactions. Gifts may not be in the form of cash or cash equivalents. Further, Supervised Persons are not permitted to offer, seek or accept any gift, service or other item of more than de minimis value (on an annual basis), either directly or indirectly, from any person or entity that does business with or on behalf of the Adviser without approval. However, for the purposes of this provision, the following items would not count toward the de minimis limit:

i.	An occasional meal;

ii.	An occasional ticket to a sporting event, the theater or comparable entertainment; or

iii.	A gift of fruit or other foods.

Note: De minimis value is less than or equal to $250 (annual).

          On a quarterly basis, the CCO shall request that all gifts, given and received, be reported via FTT. Gifts and favors offered to employees must be refused or returned if each of these conditions is not satisfied, unless the written consent of the CCO is obtained.

          Please see the Adviser’s Manual for further guidance on gifts and entertainment. In addition, employees of the Adviser should refer to the Parent’s Code of Conduct.

12.	POLITICAL CONTRIBUTIONS

          Supervised Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities (known as “pay to play”). Although political contributions are not prohibited, Supervised Persons must be cognizant of potential conflicts of interest that may exist if the Adviser or its employees contribute to the campaigns of any client(s), employees or consultants to the Adviser.

          No entertainment, gifts or any other items of value should be provided to any official of a governmental body with which the Adviser does or is seeking to do business or that has jurisdiction over the activities of the Adviser, without the prior approval of the CCO or the Parent’s Legal and Compliance Department.

          Please see the Adviser’s Manual for further guidance on political contributions. In addition, employees of the Adviser must refer to the Parent’s Code of Conduct before making any political contribution.

13.	OUTSIDE ACTIVITIES

          Any Supervised Person who is employed by, accepts any remuneration from, or performs any services for, any person or entity, including serving as a director of a public or private company, trustee or general partner of a partnership, other than the Adviser or any affiliate of the Adviser, must complete the Pre-Clearance Questionnaire attached hereto as Exhibit A.

          In no event should any Supervised Person have any outside employment that might cause embarrassment to or jeopardize the interests of the Adviser, interfere with its operations, or adversely affect his or her productivity or that of other employees. In addition, employees of the Adviser must refer to the Parent’s Code of Conduct before undertaking any outside affiliation. The CCO shall maintain a log of such requests.

14.	ANNUAL REVIEW

          The CCO will review the adequacy of the policies and procedures contained in this Code and the effectiveness of its implementation. This review will consider any changes in the business activity of TVA and any changes to the Advisers Act or applicable regulations that might suggest a need to revise the policies and procedures contained herein. In addition, the CCO will consider the need for interim reviews in response to significant compliance events, changes in business arrangements or regulatory developments.

          The Adviser will make the Code available to the board of directors or trustees of any registered fund of which the Adviser acts as investment manager or sub-manager, for purposes of such board approving the policies and procedures contained herein.

15.	SANCTIONS

          This Code is designed to assure compliance with applicable laws and to reinforce the Adviser’s reputation for integrity in the conduct of their businesses.

          Upon discovering a violation of this Code, sanctions may be imposed as deemed appropriate, including, among other things, disgorgement of profits, a letter of censure or suspension or termination of the employment of the violator.

          An incidental failure to comply with the Code is not necessarily a violation of law or the Adviser’s principles of business conduct. Isolated or inadvertent violations of the Code not resulting in a violation of the law will be referred by the CCO to the Chief Executive of the Adviser and disciplinary action commensurate with the violation, if warranted, will be imposed.

          Violations of any of the enumerated Prohibited Transactions may require the sale of any open positions and disgorgement of any profits realized from the prohibited transaction(s). A pattern of violations that individually do not violate the law or this Code’s restrictions and requirements, but which taken together demonstrate a lack of respect for the Code, may result in disciplinary action, including termination of employment.

16.	INTERPRETATIONS AND EXCEPTIONS

          The CCO shall have the right to make final and binding interpretations of the Code and may grant, using its discretion, exceptions to certain of the prohibited transactions described above. A memorandum regarding the granting of any such exceptions shall be retained. Each Access Person must obtain approval from the CCO before taking any action regarding such an exception.

          The Chief Executive of the Adviser or any other person designated (who may or may not be an employee of the Adviser) is responsible for reviewing the CCO’s personal trading reports required under the Code. If the CCO is in violation of the Code, the Chief Executive of the Adviser will impose the appropriate sanction(s).

17.	RETENTION OF RECORDS

This Code, as updated from time to time, acknowledgements of receipt of a copy of this Code by each Supervised Person, a list of all persons required to make reports hereunder from time to time, a copy of each report made by an Access Person hereunder, each memorandum made by the CCO hereunder and a record of any violation hereof and any action taken as a result of such violation, shall be maintained by the Adviser as required under the Advisers Act for a period of not less than 5 years.

          The CCO will use its best efforts to ensure that all requests for pre-clearance, all personal Securities transaction reports and all reports of Securities holdings are treated “Personal and Confidential.” However, such documents will be available for inspection by appropriate regulatory agencies.

Exhibit A

Broker Letter Template for Duplicate Confirmations and Statements

[ON ADVISER LETTERHEAD]

DATE

BROKER/DEALER NAME
ATTN: AS APPLICABLE
ADDRESS
CITY, ST ZIP

[VIA FACSIMILE: NUMBER, AS APPLICABLE]

RE:	EMPLOYEE NAME
ACCOUNT NUMBER(S)

Dear Sir/Madam:

With regard to Rule 204A-1 of the Investment Advisers Act of 1940, as amended, and FINRA Conduct Rule 3050, this letter is to acknowledge that approval has been granted to any employee of an affiliate of Guggenheim Partners, LLC to maintain an account with BROKER/DEALER NAME. To assist us in fulfilling our supervisory responsibilities under federal securities laws, we would like to have duplicate confirmations and/or statements for the listed employee related account(s) sent to:

Financial Tracking Technologies, LLC Attn: Peter De La Cruz 2 Soundview Drive, Suite 100 Greenwich, CT 06830

We will notify BROKER/DEALER NAME in writing when an employee is no longer with our firm. BROKER/DEALER NAME is instructed to discontinue sending or downloading information related to the employee after receipt of such notice.

If you have any questions, please contact me at XXX-XXX-XXXX.

Sincerely,

CCO NAME HERE
TITLE